Exhibit 99.1

VICI PROPERTIES INC. ANNOUNCES FIRST QUARTER 2020 RESULTS

NEW YORK, NY – April 30, 2020 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended March 31, 2020.
First Quarter 2020 Financial Results Summary

•	Total revenues were $255.0 million for the quarter, an increase of 19.2% compared to $214.0 million for the quarter ended March 31, 2019.

•	Net income attributable to common stockholders was $(24.0) million for the quarter, or $(0.05) per diluted share, compared to $150.8 million, or $0.37 for the quarter ended March 31, 2019.

•	Net cash provided by operating activities was $137.4 million for the quarter, an increase of 18.9% compared to $115.6 million for the quarter ended March 31, 2019.

•
NAREIT-defined Funds From Operations (“FFO”) attributable to common stockholders was $(24.0) million, or $(0.05) per diluted share, for the quarter compared to $150.8 million, or $0.37 per diluted share, for the quarter ended March 31, 2019.

•
The decrease in net income, net income per diluted share, FFO and FFO per diluted share for the quarter ended March 31, 2020 is primarily related to the adoption of ASU No. 2016-13 - Financial Instruments-Credit Losses (Topic 326) - June 2016 (as amended through May 2019) (“CECL”) as of January 1, 2020, the redemption in full of the Second Lien Notes in February 2020 and an increased share count, related to the issuance of 50 million shares in June 2019.

•
The impact of the adoption of the new CECL accounting standard, and the non-cash change in allowance for credit losses, on net income and FFO was $(149.5) million, or $(0.32) on a per share basis, for the quarter.

•
Adjusted Funds From Operations (“AFFO”) attributable to common stockholders was $180.0 million for the quarter, representing an increase of 18.8% compared to AFFO of $151.5 million for the quarter ended March 31, 2019. AFFO was $0.38 per diluted share for the quarter compared to $0.37 per diluted share for the quarter ended March 31, 2019.

Edward Pitoniak, Chief Executive Officer of VICI, said: “In the first quarter of 2020, we continued to build a best-in-class REIT by building a constantly-improving balance sheet. We accessed the unsecured debt markets by issuing $2.5 billion of Senior Unsecured Notes at a blended and weighted average interest rate of 3.8% and we used $500.0 million of those proceeds to redeem the final portion of our emergence debt: our 8% Second Lien Notes. Our debt raising activities in February 2020 and November 2019 significantly extended and smoothed out our debt maturity ladder, with no maturities until 2024. We accessed the equity capital markets by selling 7.5 million shares under our ATM program, yielding us $200.0 million of net cash proceeds. With the outbreak of the ongoing COVID-19 pandemic, we retain a strong liquidity position with over $300.0 million of unrestricted cash on our balance sheet and full access to our undrawn $1.0 billion revolver. The COVID-19 pandemic has resulted in significant uncertainty for our tenants and we are communicating and working closely with our tenants to monitor and manage our responses to various scenarios for reopening and restoration of business. As we manage our portfolio and relationships through the current crisis, we are intensely focused on preserving long-term stockholder value through our independence, proven access to capital and our partnership approach.”
First Quarter 2020 Acquisitions and Portfolio Activity
On January 24, 2020 we completed the previously announced transaction to acquire the casino-entitled land and real estate and related assets of the JACK Cleveland Casino, located in Cleveland, Ohio and the JACK Thistledown Racino, located in North Randall, Ohio, from affiliates of JACK Ohio LLC (“JACK Entertainment”), for approximately $843.3 million. Simultaneous with the closing of the transaction, we entered into a master triple-net lease agreement for JACK Cleveland Casino and JACK Thistledown Racino with subsidiaries of JACK Entertainment. We funded the transaction using a mix of cash on hand and a portion of the proceeds raised in our November 2019 senior unsecured notes offering. The master lease has an initial total annual rent of $65.9 million and an initial term of 15 years, with four five-year tenant renewal options. The tenant’s obligations under the lease are guaranteed by Rock Ohio Ventures LLC (“Rock Ohio Ventures”). Additionally, we made a $50.0 million loan to affiliates of Rock Ohio Ventures secured by, among other things, certain non-gaming real estate assets owned by such affiliates and guaranteed by Rock Ohio Ventures. The loan bears interest at 9.0% per annum for a period of five years with two one-year extension options.
First Quarter 2020 Capital Markets Activity
On January 24, 2020, our wholly owned subsidiary, VICI Properties 1 LLC entered into Amendment No. 1 to the Amended and Restated Credit Agreement, which, among other things, reduced the interest rate on our Term Loan B Facility from LIBOR plus 2.00% to LIBOR plus 1.75% with a LIBOR floor of 0%.
On February 5, 2020, we issued (i) $750.0 million in aggregate principal amount of 3.500% senior unsecured 5-year notes due 2025 (the “2025 Notes”), (ii) $750.0 million in aggregate principal amount of 3.750% senior unsecured 7-year notes due 2027 and (iii) $1.0 billion of 4.125% senior unsecured 10.5-year notes due 2030. We placed $2.0 billion of the net proceeds into escrow pending the consummation of the Eldorado Transaction, which amount is subject to a special mandatory redemption pursuant to the indentures governing our unsecured notes if such transaction does not close, and used the remaining net proceeds from a portion of the 2025 Notes issuance to redeem in full the outstanding $498.5 million in aggregate principal amount of the 8.0% second priority senior secured notes due 2023 (the “Second Lien Notes”). The Second Lien Notes were redeemed in full on February 20, 2020.
On February 7, 2020, we sold 7,500,000 common shares under our at-the-market (“ATM”) offering program for aggregate net proceeds of $200.0 million.
Balance Sheet and Liquidity
As of March 31, 2020, the Company had $6.9 billion in total debt. Of this total, $2.0 billion of proceeds from the February unsecured notes offering are held in escrow to fund our transaction with Eldorado; should this transaction not close, the $2.0 billion in escrow would be used to redeem the applicable notes at par plus accrued and unpaid interest, if any. VICI had approximately $1.4 billion in liquidity comprised of $369.1 million in cash and cash equivalents and $1.0 billion of availability under the Revolving Credit Facility (subject to continued compliance with the financial covenants of the facility). In addition, the Company has access to approximately $1.3 billion in proceeds from the settlement of the 65,000,000 shares that are subject to the forward sale agreements entered into in June 2019. The Company’s outstanding indebtedness as of March 31, 2020 was as follows:

($ in millions)	March 31, 2020
Revolving Credit Facility	$—
Term Loan B Facility (2024 Maturity)	2,100.0
2025 Notes	750.0
2026 Notes	1,250.0
2027 Notes	750.0
2029 Notes	1,000.0
2030 Notes	1,000.0
Total Debt Outstanding, Face Value	$6,850.0
Cash, Cash Equivalents & Restricted Cash	$2,371.1
Net Debt	$4,478.9
Dividends
On March 12, 2020, we declared a regular quarterly cash dividend of $0.2975 per share, which was paid on April 9, 2020 to stockholders of record as of the close of business on March 31, 2020. The aggregate dividend payment was approximately $139.3 million.

COVID-19 Update
In connection with the COVID-19 pandemic, various state governments and/or regulatory authorities have issued directives, mandates, orders or similar actions restricting non-essential business operations, resulting in the closure of our tenants’ operations at our properties (as well as our golf course properties), and at this time, we cannot predict the length of time our tenants’ operations will remain closed. All of our tenants fulfilled their rent obligations in full for the month of April. However, we remain actively engaged in discussions with our five tenants regarding how best to respond to the COVID-19 pandemic as it specifically impacts each tenant’s financial and operating situation. While we have not yet agreed to any lease modifications or other concessions with any of our tenants, if the current environment persists, we may ultimately support tenants during the short term in ways that we believe will benefit the Company over the long term.
Adoption of New CECL Accounting Standard – Non-Cash Impact to Financial Statements
As previously disclosed in our 2019 Annual Report on Form 10-K, we adopted the new CECL accounting standard on January 1, 2020, which required us to estimate and record a non-cash provision, or allowance, for future credit losses related to all existing, and any future investments in, direct financing and sales-type leases and similar assets. CECL is applicable to us as we account for our investments as finance leases, which are subject to the accounting standard, as opposed to operating leases, which are scoped out of the standard. We have historically determined that our leases effectively have 35-year durations, given the mission-criticality of the assets to our tenants. This lease duration, and other factors, lead to our leases being classified as finance leases for accounting purposes.
The CECL allowance is derived from estimated probabilities of lease default and any resulting losses over the full life of the leases, inclusive of all extension options. The impact of the COVID-19 pandemic has caused the allowance to increase in the first quarter of 2020 to reflect the current economic environment. This resulting non-cash change in allowance is recorded through our Statement of Operations, impacting net income and FFO, but is excluded from the calculation of AFFO due to its non-cash nature.
2020 Guidance
As noted in the Company's press release and Current Report on Form 8-K filed on April 16, 2020, given the economic uncertainty and rapidly-evolving circumstances related to the COVID-19 pandemic, together with the implementation of the new CECL accounting standard, we have withdrawn our previously issued 2020 guidance and are not providing an updated outlook at this time.
Eldorado / Caesars Merger
Eldorado continues to pursue the regulatory approvals necessary to close its merger with Caesars. As previously noted, between the $1.3 billion in proceeds from the settlement of the forward sale agreements and the $2.0 billion held in escrow from the February unsecured notes offering, we have raised all equity and debt funding necessary to close on our part of the overall Eldorado/Caesars transaction.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the "Investors" section, under the menu heading “Financials” This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Conference Call and Webcast
The Company will host a conference call and audio webcast on Friday, May 1, 2020 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 833-227-5837 (domestic) or 647-689-4064 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on May 1, 2020 until midnight ET on May 8, 2020 and can be accessed by dialing 800-585-8367 (domestic) or 416-621-4642 (international) and entering the passcode 4665615.
A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.viciproperties.com, on May 1, 2020, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 28 gaming facilities comprising over 40 million square feet and features approximately 15,600 hotel rooms and more than 180 restaurants, bars and nightclubs. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment Corporation, Century Casinos Inc., Hard Rock International, JACK Entertainment and Penn National Gaming, Inc. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are the impact of changes in general economic conditions, including low consumer confidence, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy (including stemming from the COVID-19 pandemic and changes in the economic conditions as a result of the COVID-19 pandemic); risks that the Company may not achieve the benefits contemplated by our pending and recently completed transactions and acquisitions of real estate assets; risks that not all potential risks and liabilities have been identified in the Company’s due diligence; for our pending and recently completed acquisitions; risks regarding the ability to receive, or delays in obtaining, the governmental and regulatory approvals and consents required to consummate our pending transactions, or other delays or impediments to completing our pending transactions; our ability to obtain the financing necessary to complete our pending acquisitions on the terms we currently expect or at all; the possibility that our pending transactions may not be completed on the current terms or at all, or that completion may be unduly delayed; and the effects of our recently completed acquisitions and the pending acquisitions on us, including the post-acquisition impact on our financial condition, financial and operating results, cash flows, strategy and plans.
Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the impact of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its tenants. The extent to which the COVID-19 pandemic impacts the Company, its tenants and our pending transactions, will largely depend on future developments that are highly uncertain and cannot be predicted with confidence, including the impact of the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures on our tenants, including various state governments and/or regulatory authorities issuing directives, mandates, orders or similar actions restricting freedom of movement and business operations, such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and “shelter-at-home” orders resulting in the closure of our tenants’ operations at our properties. Each of the foregoing could have a material adverse effect on our tenants’ ability to satisfy their obligations under their leases with us, including their continued ability to pay rent in a timely manner, or at all, and/or to fund capital expenditures or make other payments required under their leases. In addition, changes and instability in global, national and regional economic activity and financial markets as a result of the COVID-19 pandemic could negatively impact consumer discretionary spending and travel, which could have a material adverse effect on our tenants’ businesses.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments attributable to common stockholders, non-cash change in allowance for credit losses attributable to common stockholders, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate and gains (or losses) on debt extinguishment. The non-cash change in allowance for credit losses attributable to common stockholders consists of estimated credit loss for our investments in leases - direct financing and sales-type, investments in leases - financing receivables and investments in loans as a result of our adoption of ASU No. 2016-13 - Financial Instruments-Credit Losses (Topic 326). No similar adjustments are reflected in prior periods because the accounting standard was adopted effective January 1, 2020 and does not require retrospective application. Please see Note 6 - Allowance for Credit Losses in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 for further information.
We calculate Adjusted EBITDA by adding or subtracting from AFFO interest expense and interest income (collectively, interest expense, net) and income tax expense.

These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2020	December 31, 2019
Assets
Real estate portfolio:
Investments in leases - direct financing and sales-type, net	$10,330,728	$10,734,245
Investments in leases - operating	1,086,658	1,086,658
Investments in leases - financing receivables, net	794,055	—
Investments in loans, net	48,470	—
Land	94,711	94,711
Cash and cash equivalents	369,052	1,101,893
Restricted cash	2,002,032	—
Short-term investments	—	59,474
Other assets	181,507	188,638
Total assets	$14,907,213	$13,265,619

Liabilities
Debt, net	$6,754,485	$4,791,563
Accrued interest	51,162	20,153
Deferred financing liability	73,600	73,600
Deferred revenue	476	70,340
Dividends payable	139,304	137,056
Other liabilities	164,155	123,918
Total liabilities	7,183,182	5,216,630

Stockholders’ equity
Common stock	4,686	4,610
Preferred stock	—	—
Additional paid in capital	8,018,568	7,817,582
Accumulated other comprehensive loss	(118,216)	(65,078)
Retained (deficit) earnings	(262,470)	208,069
Total VICI stockholders’ equity	7,642,568	7,965,183
Non-controlling interests	81,463	83,806
Total stockholders’ equity	7,724,031	8,048,989
Total liabilities and stockholders’ equity	$14,907,213	$13,265,619
_______________________________________________________
Note: As of March 31, 2020, our Investments in leases - direct financing and sales-type, Investments in leases - financing receivables and Investments in loans are net of $400.4 million, $56.6 million and $1.9 million of Allowance for credit losses, respectively. The credit loss standard does not require retrospective application and as such there is no corresponding allowance as of December 31, 2019.

VICI Properties Inc.
Consolidated Statement of Operations and Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Revenues
Income from direct financing and sales-type leases	$224,252	$195,750
Income from operating leases	10,913	10,913
Income from lease financing receivables and loans	12,843	—
Tenant reimbursements and other income	693	—
Golf operations	6,300	7,339
Revenues	255,001	214,002

Operating expenses
General and administrative	7,015	6,225
Depreciation	867	930
Tenant reimbursements and other expenses	703	—
Golf operations	4,370	4,092
Change in allowance for credit losses	149,508	—
Transaction and acquisition expenses	4,517	889
Total operating expenses	166,980	12,136
Operating income	88,021	201,866

Interest expense	(76,093)	(53,586)
Interest income	5,520	5,167
Loss from extinguishment of debt	(39,059)	—
(Loss) income before income taxes	(21,611)	153,447
Income tax expense	(454)	(521)
Net (loss) income	(22,065)	152,926
Less: Net income attributable to non-controlling interests	(1,947)	(2,077)
Net (loss) income attributable to common stockholders	$(24,012)	$150,849

Net (loss) income per common share
Basic	$(0.05)	$0.37
Diluted	$(0.05)	$0.37

Weighted average number of common shares outstanding
Basic	465,177,425	405,733,656
Diluted	465,177,425	406,035,025

VICI Properties Inc.
Reconciliation of Net (Loss) Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Net (loss) income attributable to common stockholders	$(24,012)	$150,849
Real estate depreciation	—	—
FFO	(24,012)	150,849
Non-cash leasing and financing adjustments attributable to common stockholders	3,310	(2,446)
Non-cash change in allowance for credit losses attributable to common stockholders	149,372	—
Transaction and acquisition expenses	4,517	889
Non-cash stock-based compensation	1,350	1,051
Amortization of debt issuance costs and original issue discount	6,299	1,465
Other depreciation	843	927
Capital expenditures	(762)	(1,191)
Loss on extinguishment of debt	39,059	—
AFFO	179,976	151,544
Interest expense, net	64,274	46,954
Income tax expense	454	521
Adjusted EBITDA	$244,704	$199,019

Net (loss) income per common share
Basic and diluted	$(0.05)	$0.37
FFO per common share
Basic and diluted	$(0.05)	$0.37
Weighted average number of shares of common stock outstanding - Net (Loss) Income and FFO
Basic	465,177,425	405,733,656
Diluted	465,177,425	406,035,025

AFFO per common share
Basic	$0.39	$0.37
Diluted	$0.38	$0.37
Weighted average number of shares of common stock outstanding - AFFO
Basic	465,177,425	405,733,656
Diluted (1)	475,552,624	406,035,025
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(1)
For the three months ended March 31, 2020, the diluted weighted average number of share of common stock outstanding in relation to AFFO is adjusted to include the dilutive effect, using the treasury stock method, of the assumed conversion of our restricted stock in the amount of 83,367 shares and the assumed settlement of our Forward Sale Agreements in the amount of 10,291,832 shares. For the three months ended March 31, 2020, such amounts have been excluded from the diluted weighted average number of shares of common stock in relation to net loss and FFO as these were in loss positions and the effect of inclusive would have been anti-dilutive.

VICI Properties Inc.
Revenue Breakdown
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Contractual leasing revenues (cash rent)
Caesars Palace Las Vegas	$41,023	$40,176
Caesars Palace Las Vegas, classified as operating lease revenue	10,913	10,913
Non-CPLV & Joliet(1)	127,133	125,255
Harrah's Las Vegas	22,289	22,069
Margaritaville Bossier City	5,857	5,738
Greektown	13,889	—
Hard Rock Cincinnati	10,688	—
Century Portfolio	6,250	—
JACK Cleveland/Thistledown, classified as lease financing revenue	12,397	—
Total contractual leasing revenues (cash rent)	$250,439	$204,151
Investments in loans	836	—
Golf operations	6,300	7,339
Total cash revenue	$257,575	$211,490

Non-cash lease adjustments(2)
Caesars Palace Las Vegas	$(2,571)	$(1,703)
Non-CPLV & Joliet	3,565	4,671
Harrah's Las Vegas	(442)	(202)
Margaritaville Bossier City	(1,047)	(254)
Greektown	(2,410)	—
Hard Rock Cincinnati	(215)	—
Century Portfolio	243	—
JACK Cleveland/Thistledown	(377)	—
Total non-cash lease adjustments	$(3,254)	$2,512
Investments in loans non-cash adjustment	(13)	—
Total non-cash adjustments	$(3,267)	$2,512

Tenant reimbursements and other income	693	—
Total GAAP revenues	$255,001	$214,002
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(1) Includes 100% of revenues. A JV partner owns a 20% non-controlling interest in Harrah’s Joliet.
(2) Amounts represent the non-cash adjustment to income from direct financing leases, sales-type leases and lease financing receivables in order to recognize income on an effective interest basis at a constant rate of return over the term of the leases.
Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or
David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com